Exhibit 5.1
SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601 —————	LAWYERS June 21, 2021	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 ————— TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Novan, Inc.
4020 Stirrup Creek Drive
Durham, North Carolina 27703

    Re:    Novan, Inc.

Ladies and Gentlemen:
We have acted as counsel for Novan, Inc., a Delaware corporation (the “Company”), in connection with the sale and issuance by the Company to the underwriters named in Schedule A of the Underwriting Agreement (the “Underwriters”) of an aggregate of (the “Offering”): (A) 3,636,364 shares of the common stock, par value $0.0001 per share (the “Common Stock”) of the Company (the “Firm Shares”), and (B) at the option of the Underwriters, up to an additional 545,454 shares of Common Stock (the “Option Shares” and together with the Firm Shares, the “Shares”). The Shares will be issued by the Company pursuant to and subject to the terms of an Underwriting Agreement between the Company and the Underwriters dated June 17, 2021 (the “Underwriting Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

We have examined (i) the Registration Statement on Form S-3 (File No. 333-236583) (the “Registration Statement”), declared effective by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on April 10, 2020, including the related prospectus included in the Registration Statement (the “Base Prospectus”), (ii) the preliminary prospectus supplement dated June 16, 2021, filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), (iii) a prospectus supplement dated June 17, 2021, filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”), (iii) the Underwriting Agreement, (iv) the Restated Certificate of Incorporation, as amended, of the Company (v) the Amended and Restated Bylaws of the Company, (vi) resolutions of the board of directors of the Company and its committees which have heretofore been approved and, in each case, which relate to the Registration Statement and other actions to be taken in connection with the Offering; and (vii) such other documents and matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinion contained herein. In our examination, we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

Novan, Inc.
June 21, 2021

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that, upon the issuance and delivery of the Shares as specified in and in accordance with the Registration Statement, the Prospectus and the Underwriting Agreement, and upon either (i) the countersigning of certificates representing the shares of Common Stock by a duly authorized signatory of the Company’s registrar for Common Stock or (ii) the book entry of such shares by the transfer agent for the Company’s Common Stock, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. The opinion expressed herein is limited to matters governed by the Delaware General Corporation Law, and no opinion is expressed herein as to the laws of any other jurisdiction. The opinion expressed herein does not extend to compliance with federal or state securities laws relating to the offer or sale of the Shares.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, and to the filing of this opinion letter as an exhibit to a current report of the Company on Form 8-K and thereby incorporated by reference in the Registration Statement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.